Exhibit 10.1

TECHNOLOGY LICENSE AGREEMENT

This TECHNOLOGY LICENSE AGREEMENT (the “Agreement”), dated as of March 3, 1999 (the “Effective Date”), is made by and between Analog Devices, Inc., a Massachusetts corporation having a business address at One Technology Way, Norwood, Massachusetts 02062 (“Analog”), and MEMSIC, Inc., a Delaware corporation having a business address at 21 Osborn Street, Cambridge, Massachusetts 02139 (“Licensee”).

WHEREAS, Analog and Licensee have entered into that certain Series A Convertible Preferred Stock and Warrant Purchase Agreement dated as of the date hereof (the “Purchase Agreement”);

WHEREAS, pursuant to the Purchase Agreement, Licensee has agreed to issue to Analog (i) 1,000 shares of its Series A Convertible Preferred Stock and (ii) a warrant to purchase up to 3,571 shares of Series A Convertible Preferred Stock (collectively, the “Securities”); and

WHEREAS, in partial consideration of Licensee’s issuance of the Securities to Analog, Analog desires to grant to Licensee certain rights with respect to certain technology related to the design and manufacture of low-cost thermal accelerometers, and Licensee desires to acquire from Analog such rights;

NOW, THEREFORE, in consideration of the mutual promises and understandings set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1.	DEFINITIONS.

As used in this Agreement, the following terms shall have the following meanings:

1.1 “Honda Agreement” means any agreement entered into by Analog with Honda Motor Co., Ltd. (or any of its affiliates) after the date of this Agreement, pursuant to which Analog is granted rights to any patent or technology useful to Licensee in the Licensed Field.

1.2 “Licensed Field” means the manufacture, sale or use of Thermal Accelerometer Products.

1.3 “SFU Agreement” means any agreement entered into by Analog with Simon Fraser University before or within six (6) months after the date of this Agreement pursuant to which Analog is granted rights to any patent or technology useful to Licensee in the Licensed Field.

pursuant to which Analog is granted rights to any patent or technology useful to Licensee in the Licensed Field.

1.4 “Technology Rights” means the Thermal Accelerometer Technology Rights, the Testing Technology Rights, the Upside-Down Wafer Sawing Technology Rights and the Wafer Level Capping Technology Rights, in each case as they relate to the Licensed Field.

1.5 “Testing Technology Rights” means all trade secrets, know-how, technical information, methods, processes, procedures and inventions, whether patentable or otherwise, and all intellectual property rights embodied therein or based thereon, that are owned and possessed by Analog as of the date of this Agreement which relate to the testing of accelerometer products. Testing Technology Rights include, without limitation, rights to use computer software programs and computer hardware systems dedicated to the testing of accelerometer products.

1.6 “Thermal Accelerometer Product” means any micromachined product having a heater and at least one sensor in a closed fluid-filled cavity, and in which acceleration of the product causes heated fluid in the cavity to flow, which in turn causes changes in sensed thermally-dependent characteristics of the sensor(s).

1.7 “Thermal Accelerometer Technology Rights” means all trade secrets, know-how, technical information, methods, processes, procedures and inventions, whether patentable or otherwise, and all intellectual property rights embodied therein or based thereon, that are owned and possessed by Analog as of the date of this Agreement or are developed or created by Analog during the Transitional Period, which relate to the thermal accelerometer technology described on Exhibit A attached hereto.

1.8 “Transitional Period” means the period beginning on the date hereof and ending on the earlier of: (i) the date on which an individual other than Yang Zhao commences employment with Licensee; (ii) the date on which Licensee obtains financing from one or more venture capital investors; and (iii) September 30, 1999.

1.9 “Upside-Down Wafer Sawing Technology Rights” means all trade secrets, know-how, technical information, methods, processes, procedures and inventions, whether patentable or otherwise, and all intellectual property rights embodied therein or based thereon, that are owned and possessed by Analog as of the date of this Agreement (expressly including U.S. Patent No, 5,362,681) which relate to the upside-down wafer sawing technology described on Exhibit B attached hereto.

1.10 “Wafer Level Capping Technology Rights” means all trade secrets, know-how, technical information, methods, processes, procedures and inventions, whether patentable or otherwise, and all intellectual property rights embodied therein or based thereon, that are owned and possessed by Analog as of the date of this Agreement or developed or created by Analog within two years after the Effective Date which relate to the wafer level capping and chip-level packaging technology described on Exhibit C attached hereto.

2.	GRANT OF RIGHTS.

2.1 Assignment of SFU Agreement. Analog hereby assigns and agrees to assign to Licensee the SFU Agreement. Licensee hereby accepts and agrees to accept such assignment and undertakes to fulfill all obligations, duties and covenants imposed on Analog by the SFU Agreement (including, without limitation, any obligations to pay royalties and to pay or reimburse patent expenses).

2.2 Exclusive Sublicense. Analog hereby agrees to offer to grant to Licensee an exclusive sublicense to all rights granted to Analog under the Honda Agreement which relate to the Licensed Field solely to use, make, have made, import, offer to sell, sell, develop, modify, reproduce and distribute Thermal Accelerometer Products. If Licensee elects to accept such sublicense, then Licensee shall fulfill all obligations, duties and covenants imposed on Analog by the Honda Agreement (including, without limitation, any obligations to pay royalties and to pay or reimburse patent expenses) to the extent related to the Licensed Field.

2.3 Exclusive License. Analog hereby grants to Licensee an exclusive, perpetual (except as provided in Section 2.6), worldwide, fully paid license, with the right to sublicense, to the Thermal Accelerometer Technology Rights, solely to use, make, have made, import, offer to sell, sell, develop, modify, reproduce and distribute Thermal Accelerometer Products. Analog agrees not to use the Thermal Accelerometer Technology Rights to make or sell Thermal Accelerometer Products.

2.4. Non-Exclusive License. Analog hereby grants to Licensee a non-exclusive, non-transferable, non-sublicensable, perpetual (except as provided in Section 2.6), worldwide, fully paid license to the Testing Technology Rights, Upside-Down Wafer Sawing Technology Rights, and Wafer Level Capping Technology Rights solely to use, make, have made, import, offer to sell, sell, develop, modify, reproduce and distribute Thermal Accelerometer Products.

2.5 Transfer of Information. Analog shall promptly transfer to Licensee information and documentation in Analog’s possession related to the Technology Rights that is necessary for Licensee to exploit the licenses granted to it under this Section 2. Analog shall make appropriate members of its personnel reasonably available to consult with Licensee’s personnel regarding related design review, assembly and test manufacturing processes, provided, however, that in no event shall Analog personnel be required to devote more than one hundred (100) man hours to such consultation.

2.6 Termination of Licenses. The Licenses granted under Sections 2.2, 2.3 and 2.4 above shall immediately and automatically terminate in the event that (i) Licensee is dissolved, liquidated, or wound up other than in connection with or as a result of any merger, acquisition or sale of assets, or (ii) Licensee breaches a material provision of this Agreement and falls to cure such breach within thirty (30) days of receiving written notice from Analog of such breach.

2.7 No Rights By Implication. No rights or licenses with respect to the Technology Rights, or with respect to any other Analog patent, copyright, trademark, service mark, trade name, mask work right, trade secret, know how, technical information or other intellectual property, are granted or deemed granted hereunder or in connection herewith, other than those rights and licenses expressly granted in this Agreement. Analog shall maintain ownership of all right, title and interest in the Technology Rights. Nothing in this Agreement shall limit or affect Analog’s rights to disclose, license or use in any way whatsoever any of the Technology Rights outside the Licensed Field. Analog shall have the exclusive right at its expense (i) to file, prosecute, and maintain any patent applications and patents in the Technology Rights, and (ii) to enforce claims of infringement of the Technology Rights or misappropriation or unauthorized use of the Technology Rights. Notwithstanding the foregoing, Licensee shall, with respect to the Technology Rights as they relate solely to the Licensed Field, have the right at Licensee’s expense to (i) file, prosecute, and maintain in the name of Analog, any patent applications and patents, and (ii) enforce claims of infringement of the Technology Rights or misappropriation or unauthorized use of the Technology Rights; provided that Licensee shall have the obligation to pay all costs, expenses and fees incurred or to be incurred by Analog in connection therewith (in the event that Licensee fulfills such obligation, any and all sums collected or recovered in any such enforcement suit or claim shall belong exclusively to Licensee).

3.	REPRESENTATIONS.

Analog represents and warrants to Licensee as follows:

3.1 Right to Assign and Grant Licenses. Analog has the full right, power and authority to (i) assign and agree to assign the SFU Agreement to Licensee, and (ii) grant and agree to grant to Licensee the licenses granted under Sections 2.2, 2.3 and 2.4 above.

3.2 Non-Infringement. Analog has not received notice of any claim that products covered by any portion of the Technology Rights infringe the intellectual property rights of any third party (no inference shall be drawn from the preceding statement as to whether products covered by any portion of the Technology Rights might infringe one or more patents).

4.	CONFIDENTIALITY.

4.1 Confidential Information. Analog and Licensee agree and acknowledge that in order to further the performance of this Agreement, each party may be required to disclose to the other party confidential or proprietary information (“Confidential Information”). Subject to Section 4.3 below, all information and documentation relating to the Technology Rights disclosed by Analog shall be deemed to be Confidential Information under this Agreement.

4.2 Protection of Confidential Information. The receiving party agrees to protect the confidentiality of the disclosing party’s Confidential Information with at least the same degree of care that it utilizes with respect to its own similar proprietary information, including without limitation agreeing:

i. Not to disclose or otherwise permit any other person or entity access to, in any manner, the Confidential Information, or any part thereof in any form whatsoever, except that such disclosure or access shall be permitted to an employee, consultant or subcontractor of the receiving party requiring access to the Confidential Information in connection with this Agreement and who has signed an agreement undertaking to maintain the confidentiality of the confidential information of third parties in the receiving party’s possession;

ii. To notify the disclosing party promptly and in writing of the circumstances surrounding any suspected possession, use or knowledge of the Confidential Information or any part thereof at any location or by any person or entity other than those authorized by this Agreement;

iii. Not to use the Confidential Information for any purpose other than as explicitly set forth herein.

4.3 Exceptions. Nothing in this Section 4 shall restrict the receiving party with respect to information or data; whether or not identical or similar to that contained in the Confidential Information, if such information or data: (i) was rightfully possessed by the receiving party before it was received from the disclosing party; (ii) is independently developed by the receiving party without reference to the disclosing party’s information or data; (iii) is subsequently furnished to the receiving party by a third party not under any obligation of confidentiality with respect to such information or data, and without restrictions on use or disclosure; (iv) is or becomes public or available to the general public otherwise than through any act or default of the receiving party or (v) must be disclosed pursuant to law, governmental rule or regulation, or court order (but only to the extent of such required disclosure).

4.4 Injunctive Relief. Because the unauthorized use, transfer or dissemination of any Confidential Information may substantially diminish the value of such materials and may irreparably harm the disclosing party, if one party breaches the provisions of this Section 4, the other party shall, without limiting its other rights or remedies, be entitled to equitable relief, including but not limited to injunctive relief.

5.	INDEMNIFICATION.

5.1 By Analog. Analog shall indemnify Licensee and its officers and directors against, and hold them harmless from, any damages, settlements, costs and expenses (including reasonable attorneys’ fees) arising from any material breach of the representations and warranties set forth in Section 3 above, provided that Licensee shall give prompt written notice, and reasonable cooperation and assistance, to Analog relative to any such matter. No settlement of any claim relating to any such matter shall be made by Licensee without Analog’s prior written consent.

5.2 By Licensee. Licensee shall indemnify Analog and its officers and directors against, and hold them harmless from, any damages, settlements, costs and expenses (including reasonable attorneys’ fees) arising from any third party claim or suit arising from Licensee’s exercise of the rights granted pursuant to this Agreement or the SFU Agreement, provided that Analog shall give prompt written notice, and reasonable cooperation and assistance, to Licensee relative to any such claim. Licensee shall have the right to defend against and settle any claims which relate solely to the use of the Technology Rights in the Licensed Field and which Licensee acknowledges are covered by its indemnification, provided Licensee shall not settle any such claim without Analog’s prior written consent unless such settlement involves only the payment of money. Notwithstanding the foregoing, Licensee shall have no obligation to indemnify Analog with respect to any claims which arise from any breach of Analog’s representations and warranties set forth in Section 3 above.

6.	ACKNOWLEDGMENT AND DISCLAIMER OF WARRANTY.

LICENSEE ACKNOWLEDGES THAT DR. YANG ZHAO WHILE EMPLOYED BY ANALOG, ACTIVELY DIRECTED AND PARTICIPATED IN THE CREATION, DEVELOPMENT AND ACQUISITION OF THE TECHNOLOGY RIGHTS, AND LICENSEE THEREFORE EXPRESSLY AGREES THAT THE TECHNOLOGY RIGHTS ARE BEING PROVIDED “AS IS” WITHOUT WARRANTY OF ANY KIND EXCEPT AS SET FORTH IN SECTION 3 ABOVE, AND ANALOG HEREBY DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, WITH RESPECT TO THE TECHNOLOGY RIGHTS INCLUDING, WITHOUT LIMITATION, ALL IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, EXCEPT AS SET FORTH IN SECTION 3 ABOVE.

7.	LIMITATIONS ON LIABILITY.

7.1 With respect to Analog. ANALOG’S LIABILITY TO LICENSEE FOR ANY CAUSE WHATSOEVER ARISING FROM OR RELATING TO THIS AGREEMENT, REGARDLESS OF THE FORM OF ANY CLAIM OR ACTION, SHALL NOT EXCEED THE VALUE OF THE SECURITIES AS OF THE DATE HEREOF. IN NO EVENT SHALL ANALOG BE LIABLE FOR ANY LOSS OF PROFITS, OR FOR ANY SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF OR IN CONNECTION WITH LICENSEE’S USE OR PERFORMANCE OF THE RIGHTS GRANTED TO LICENSEE HEREUNDER.

7.2 With respect to Licensee. IN NO EVENT SHALL LICENSEE BE LIABLE FOR ANY LOSS OF PROFITS, OR FOR ANY SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF OR IN CONNECTION WITH ITS ACTIVITIES UNDER THIS AGREEMENT.

8.	MISCELLANEOUS.

8.1 Governing Law; Arbitration. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, without reference to its conflict of laws principles. Any dispute, controversy or claim arising out of or relating to this Agreement or to a breach thereof, including its interpretation or performance, shall be finally resolved by arbitration. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, which shall administer the arbitration and act as appointing authority. The arbitration, including the rendering of the award, shall take place in Boston, Massachusetts, U.S.A. and shall be the exclusive forum for resolving such dispute, controversy or claim. However, each party shall be free to institute judicial proceedings to enforce the instituting party’s rights against the other party through specific performance, injunction or similar equitable relief. The decision of the arbitrators shall be final and binding upon the parties hereto, and the expense of the arbitration shall be divided equally between the parties. Each party shall be responsible for its own attorneys’ fees. The decision of the arbitrators shall be executory, and judgment thereon may be entered by any court of competent jurisdiction.

8.2 Notices. Any notice or communication required or permitted under this Agreement shall be in writing and shall be deemed given: (i) upon actual receipt if personally delivered; (ii) one business day after being sent via facsimile or reputable overnight courier service; or (iii) five business days after being sent via certified or registered first-class mail, postage prepaid, in all cases to a party at the applicable address specified below:

If to Analog:	Analog Devices, Inc.
One Technology Way
Norwood, MA 02062-9106
Attention: Corporate Counsel
Fax No: (781) 461-3491

With a copy to:

Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attention: William C. Benjamin, Esq.
Fax No: (617) 526-5000

If to Licensee:	MEMSIC, Inc.
21 Osborn Street
Cambridge, MA 02139
Attention: President
Fax No: (617) 761-7607

With a copy to:

Choate, Hall & Stewart
Exchange Place
Boston, MA 02109
Attention: Cameron Read, Esq.
Fax No: (617) 248-4000

8.3 Entire Agreement. This Agreement contains the full understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings and writings relating thereto. No waiver, alteration or modification of any of the provisions hereof shall be binding unless made in writing and signed by authorized representatives of both parties.

8.4 Severability. In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected.

8.5 No Waiver. No delay or omission on the part of either party to this Agreement in requiring performance by the other party or in exercising any right hereunder shall operate as a waiver of any provision hereof or of any right or rights hereunder; and the waiver, omission or delay in requiring performance or exercising any right hereunder on any one occasion shall not be construed as a bar to or waiver of such performance or right, or of any right or remedy under this Agreement, on any future occasion.

8.6 Assignment. Licensee may not assign its rights or obligations hereunder without the prior written consent of Analog; provided, however, that notwithstanding the foregoing to the contrary, Licensee may assign its rights and obligations hereunder without the prior written consent of Analog in connection with the sale of all or substantially all of the business or assets of Licensee.

8.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

8.8 Relationship of Parties. The parties are acting hereunder as independent contractors. Nothing contained herein shall be deemed or construed to constitute either party as an employee, agent, partner or joint venturer of the other. Neither party shall have the authority to act on behalf of the other party, or to commit the other party in any manner or cause whatsoever or to use the other party’s name in any way not specifically authorized by this Agreement.

7.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names by their properly and duly authorized officers or representatives as of the Effective Date.

ANALOG DEVICES, INC.

By:	/s/ Ray Stata
Ray Stata
Chairman

MEMSIC, INC.

By:	/s/ Yang Zhao
Yang Zhao
President

[Signature page to Technology License Agreement]

EXHIBIT A

Thermal Accelerometer Technology

Thermal accelerometer technology relates to the design and manufacture of micromachined products which have a heater and at least one sensor in a closed fluid-filled cavity, and in which acceleration of the product causes heated fluid to flow in the cavity, which in turn causes changes to sensed thermally-dependent characteristics of the sensors. A detailed description of the concept can be found in the US patent applications filed by Simon Fraser University of Canada, such as the US CIP Patent Application, Serial No. 08/800, 588.

Thermal accelerometer technology includes:

•	device concept;

•	device fabrication process;

•	sensor design;

•	integrated circuit design; and

•	sensor and circuit integration techniques

EXHIBIT B

Upside-Down Wafer Sawing Technology

Upside-Down Wafer Sawing Technology relates to the method for separating individual integrated circuit dies from a silicon wafer in which the wafer is adhered to a plastic film on a film carrier with the circuit side of the wafer facing the film and with circuit components exposed through a hole in the film, and any special equipment related to manufacturing processes using such method.

EXHIBIT C

Wafer Level Capping and Chip-Level Packaging Technology

Wafer level capping and chip-level packaging technology relates to a concept of encapsulating and packaging IC devices at wafer or chip level. The technology involves the following know-how:

•	aligning and bonding of a cap wafer (Si or non-Si substrate) with the IC product wafer;

•	aligning and bonding of a common packaging material (Si or non-Si) with the IC product die or wafer to finish the IC packaging process;

•	manufacturing know-how related to the capping and the packaging process; and

•	design know-how related to the capping and the packaging process

13